Exhibit 10.16

THE RYLAND GROUP, INC.

NON-EMPLOYEE DIRECTORS’ STOCK UNIT PLAN

1.    PURPOSE.  The Ryland Group, Inc. Non-Employee Directors’ Stock Unit Plan grants Awards of Stock Units to non-employee members of the Board to align their compensation program with the interests of the Company’s stockholders.  The Plan provides for annual grants of Stock Units to Directors as part of their Annual Retainer.  The Plan is being amended and restated effective January 1, 2005 to comply with the requirements of section 409A of the Code, as added by the American Jobs Creation Act of 2004, and the Treasury regulations or any other authoritative guidance issued thereunder.  The Plan originally was effective January 1, 1998.

2.    DEFINITIONS.

      “ANNUAL RETAINER” shall mean the annual retainer fee paid to a Director for services on the Board exclusive of any meeting fees or expense reimbursement.

      “AWARD” shall mean an award of Stock Units pursuant to the Plan.

      “BOARD” shall mean the Board of Directors of the Company.

      “COMMITTEE” shall mean the Compensation Committee of the Board or such other committee as may be designated by the Board.

      “COMPANY” shall mean The Ryland Group, Inc.

      “DIRECTOR” shall mean a non-employee director of the Company.

      “EFFECTIVE DATE” shall mean January 1, 1998.

      “FAIR MARKET VALUE” of the Stock shall mean on a particular date or if a price is not available for that date, the last prior date for which a price is determined in accordance herewith, the last reported sale price of the Stock on the New York Stock Exchange; or, if the Stock is not listed on the New York Stock Exchange, the closing price on such other exchange on which the Stock is traded; or, if quoted on the NASDAQ National Market System or other over-the-counter market, the last reported sales price on the NASDAQ National Market System or other over-the-counter market; or, if the Stock is not publicly traded, such price as determined by the Committee to be the fair market value.

      “PLAN” shall mean The Ryland Group, Inc. Non-Employee Directors’ Stock Unit Plan.

      “STOCK” shall mean shares of common stock, par value $1.00 per share, of the Company.

      “STOCK UNIT” shall mean a right to receive one share of Stock.

3.    SOURCE OF SHARES DELIVERED UNDER STOCK UNITS.  Any Stock delivered pursuant to an Award shall consist of shares of Stock acquired by the Company on the open market.

4.    DIRECTOR COMPENSATION.

      (a) Each non-employee Director shall receive 50% of the Annual Retainer in cash and 50% in Stock Units. The Stock Unit portion of the Annual Retainer shall be awarded on the date of payment of the Annual Retainer or any portion of the Annual Retainer to which it relates (the Award Date) in Stock Units having a Fair Market Value on the Award Date or, if Fair Market Value cannot be determined on the Award Date, the closest prior date to the Award Date as determined in accordance with Section 2, equal to 50% of the Annual Retainer.  Any fractions of Stock Units are paid in cash.

      (b) If a Director wishes to defer the receipt of payment of Stock Units, the Director shall make an irrevocable election to defer the receipt of a payment of Stock Units before the December 31 preceding the year in which the services giving rise to the payment of Stock Units to be deferred are to be performed.  If a Director elects to defer the receipt of a payment of Stock in relation to a Stock Unit, such Stock is credited to and shall be payable in accordance with the deferred account established for the Director pursuant to the Executive and Director Deferred Compensation Plan II.  During the elective deferral period, the Stock is held in the Director’s deferred account under the trust maintained in connection with the Executive and Director Deferred Compensation Plan II.

5.    TIME OF VESTING AND PAYMENT.  Unless otherwise provided herein or deferred in accordance with Section 4(b), all payments of Stock and transmittal of Stock certificates or other evidence of Stock ownership in relation to Stock Units will be distributed within 75 days after the end of each quarter during which they are earned.

6.    FORM OF PAYMENT.  Stock Units are paid in shares of Stock.  Each Stock Unit equals one share of Stock.  The Company shall not issue fractions of a share of Stock.  Whenever under the terms of the Plan a fractional share is required to be issued, the Director is paid in cash for such fractional share.  Unless deferred in accordance with Section 4(b), any cash payment will be paid within 75 days after the end of each quarter during which it is earned.

7.    ADMINISTRATION OF THE PLAN.  The Plan shall be administered by the Committee.  The Committee shall have full power, discretion and authority to interpret and administer the Plan.

8.    AMENDMENT OR TERMINATION OF THE PLAN.  The Committee may, at any time, amend or terminate the Plan.

9.    GOVERNING LAW.  The Plan and all actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Maryland and the applicable laws of the United States.